Exhibit 99.1
Enterprise Reports Third Quarter 2025 Earnings;
Increases Buyback Authorization to $5 Billion
Houston, Texas (Thursday, October 30, 2025) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and nine months ended September 30, 2025.
Enterprise reported net income attributable to common unitholders of $1.3 billion and $1.4 billion for the third quarters of 2025 and 2024, respectively. On a fully diluted basis, net income attributable to common unitholders was $0.61 per common unit for the third quarter of 2025, compared to $0.65 per common unit for the third quarter of 2024.
Distributable Cash Flow (“DCF”) was $1.8 billion for the third quarter of 2025, compared to $2.0 billion for the third quarter of 2024. Distributions declared with respect to the third quarter of 2025 increased 3.8 percent to $0.545 per common unit, or $2.18 per common unit annualized, compared to distributions declared for the third quarter of 2024. DCF provided 1.5 times coverage of the distribution declared for the third quarter of this year. Enterprise retained $635 million of DCF.
Adjusted cash flow from operations (“Adjusted CFFO”) was $2.1 billion for both the third quarters of 2025 and 2024. Adjusted CFFO was $8.6 billion for the twelve months ended September 30, 2025. Enterprise repurchased approximately $80 million of its common units in the third quarter of 2025. Enterprise’s payout ratio, comprised of distributions to common unitholders and partnership common unit buybacks, for the twelve months ended September 30, 2025, was 58 percent of Adjusted CFFO.
Total capital investments were $2.0 billion in the third quarter of 2025, which included $1.2 billion for growth capital projects, $583 million for the acquisition of natural gas gathering systems from Occidental in the Midland Basin, and $198 million of sustaining capital expenditures. Expectations for organic growth capital investments are approximately $4.5 billion in 2025, and $2.2 billion to $2.5 billion in 2026. Sustaining capital expenditures are expected to total approximately $525 million in 2025.
Today, Enterprise announced that the board of directors of its general partner has increased the authorized maximum size of the partnership’s common unit buyback program from $2.0 billion to $5.0 billion. After giving effect to this increase, the remaining available capacity under the buyback program is $3.6 billion. This multi-year buyback program provides the partnership with an additional method to return capital to investors.
Total debt principal outstanding at September 30, 2025 was $33.9 billion. At September 30, 2025, Enterprise had consolidated liquidity of approximately $3.6 billion, comprised of available borrowing capacity under its revolving credit facilities and unrestricted cash on hand.
Conference Call to Discuss Third Quarter 2025 Earnings
Enterprise will host a conference call today to discuss third quarter 2025 earnings. The call will be webcast live beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Third Quarter 2025 Financial Highlights	Three Months Ended September 30,
	2025	2024
($ in millions, except per unit amounts)
Operating income (1)	$1,686	$1,780
Net income (1)	$1,356	$1,432
Fully diluted earnings per common unit	$0.61	$0.65
Total gross operating margin (1) (2)	$2,385	$2,454
Adjusted EBITDA (2)	$2,405	$2,442
Adjusted CFFO (2)	$2,060	$2,108
Adjusted FCF (2)	$96	$943
DCF (2)	$1,825	$1,957
Operational DCF (2)	$1,819	$1,956

(1)Operating income, net income, and gross operating margin include mark-to-market (“MTM”) losses on financial instruments used in our commodity hedging activities of $34 million for the third quarter of 2025 compared to gains of $3 million for the third quarter of 2024.
(2)Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted CFFO, adjusted free cash flow (“Adjusted FCF”), DCF and Operational Distributable Cash Flow (“Operational DCF”) are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

Third Quarter 2025 Volume Highlights	Three Months Ended September 30,
	2025	2024
Equivalent pipeline transportation volumes (million BPD)(1)	13.9	13.0
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	8.4	7.8
Marine terminal volumes (million BPD)	2.0	2.1
Natural gas pipeline volumes (TBtus/d)	21.0	19.5
NGL fractionation volumes (million BPD)	1.6	1.7
Propylene plant production volumes (MBPD)	119	124
Natural gas processing plant inlet volumes (Bcf/d)	8.1	7.6
Fee-based natural gas processing volumes (Bcf/d)	7.5	6.9
Equity NGL-equivalent production volumes (MBPD)	225	204

(1)Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.
As used in this press release, “NGL” means natural gas liquids, “LPG” means liquefied petroleum gas, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day, “TBtus/d” means trillion British thermal units per day, and “PDH” means propane dehydrogenation.
“Natural gas and associated NGL production from the Permian Basin continues to drive volumetric growth across our integrated asset footprint,” said A. J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner. “We established nine new operational records including for our natural gas processing, natural gas pipeline, liquids pipeline, and ethane export businesses. The commissioning of two new Permian processing facilities in July drove record natural gas processing plant inlet volumes of 8.1 Bcf/d, a 6% increase over the third quarter of 2024. Total natural gas pipeline volumes and equivalent pipeline volumes for the third quarter of 2025 were a record 21.0 TBtus/d and 13.9 million BPD, respectively, increases of 8% and 7% over last year, highlighting the strength of our integrated system and the value of our footprint.”

“During the third quarter, benefits to gross operating margin from volume growth were offset by overall lower sales and processing margins, lower LPG loading fees at our export marine terminal related to the recontracting of a legacy agreement earlier this year, and downtime associated with maintenance activities at certain of our NGL fractionators and PDH units. We elected to begin an approximately 60-day turnaround at PDH 2 to improve the plant’s utilization rate relative to its design capacity. At the time of this release, PDH 2 is in the process of restarting. While these headwinds and a three-month construction delay for our newest NGL fractionator impacted our financial results for the third quarter of 2025, we are confident in our outlook,” stated Teague.
“Our engineering and operations teams delivered a solid startup of Phase 1 of our Neches River Terminal which contributed toward record ethane export volumes and gross operating margin in the quarter. NGL fractionator 14 began ramping up operations and volumes in mid-October. Our 600 MBPD Bahia NGL pipeline is on track to begin operations later in November,” continued Teague.
“With the completion of the Neches River Terminal next year, we are nearing the culmination of a significant capital deployment cycle that began in 2022. These investments included large scale pipeline and marine terminal facilities as well as gateway acquisitions that put Enterprise in a position to support production growth from the Permian and Haynesville basins for years to come. With this large wellhead to water build out cycle behind us, we believe 2026 will see an inflection point in the partnership’s free cash flow. Today, in connection with this expectation, we announced a $3.0 billion increase to Enterprise’s common unit buyback program. While cash distributions will continue to be the principal manner in which we return capital to our partners, the larger buyback program gives us the ability to increase our annual buybacks as our free cash flow increases. With this momentum, we are enthusiastic about the next chapter to increase the value of our partnership,” concluded Teague.
Review of Third Quarter 2025 Results
Total gross operating margin was $2.4 billion for the third quarter of 2025 compared to $2.5 billion for the third quarter of 2024.
NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.3 billion for both the third quarters of 2025 and 2024.
Gross operating margin from the natural gas processing business and related NGL marketing activities was $354 million for the third quarter of 2025 compared to $371 million for the third quarter of 2024. Gross operating margin for the third quarter of 2025 was impacted by $16 million of MTM gains related to hedging activities, compared to $3 million of MTM losses included in the third quarter of 2024. Natural gas processing plant inlet volumes were a record 8.1 Bcf/d in the third quarter of 2025, a 6 percent increase compared to the third quarter of 2024. Total fee-based natural gas processing volumes increased 9 percent, or 604 MMcf/d, to a record 7.5 Bcf/d in the third quarter of 2025, compared to the third quarter of 2024. Total equity NGL-equivalent production volumes were 225 MBPD and 204 MBPD in the third quarters of 2025 and 2024, respectively. The following highlights summarize selected variances within this business, with results for the third quarter of 2025 as compared to the third quarter of 2024:
•Gross operating margin from NGL marketing and related activities decreased $21 million primarily due to lower average sales margins.
Gross operating margin from the NGL pipelines and storage business was $746 million for the third quarter of 2025, an increase of $30 million compared to the third quarter of 2024. Total NGL pipeline volumes were 4.7 million BPD in the third quarter of 2025, a 391 MBPD, or 9 percent, increase over the third quarter of 2024. Total NGL marine terminal volumes were 908 MBPD in the third quarter of 2025, a 21 MBPD increase compared to the third quarter of 2024. The following highlights summarize selected variances within this business, with results for the third quarter of 2025 as compared to the third quarter of 2024:
•Gross operating margin from the Morgan’s Point and Neches River Terminals increased $22 million primarily due to a 63 MBPD increase in ethane export volumes. The first phase of the Neches River Terminal was placed in service in July 2025.
•Eastern ethane pipelines, which include the ATEX and Aegis pipelines, reported a $19 million increase in gross operating margin primarily due to higher average transportation fees and a 109 MBPD increase in transportation volumes.

•On a combined basis, gross operating margin from Permian Basin and Rocky Mountain NGL Pipelines increased $16 million primarily due to higher transportation volumes of 138 MBPD. This includes the Mid-America Pipeline System, Seminole NGL Pipeline, Shin Oak NGL Pipeline and Chaparral NGL Pipeline.
•Gross operating margin from LPG-related activities at the Enterprise Hydrocarbons Terminal (“EHT”) decreased $44 million primarily due to lower average loading fees largely due to the recontracting of a legacy agreement in the first half of 2025. LPG export volumes at EHT decreased 42 MBPD.
Gross operating margin from the NGL fractionation business was $203 million for the third quarter of 2025 compared to $248 million for the third quarter of 2024. Total NGL fractionation volumes were 1.6 million BPD for the third quarter of 2025 compared to 1.7 million BPD for the third quarter of 2024. The following highlights summarize selected variances within this business, with results for the third quarter of 2025 as compared to the third quarter of 2024:
•Gross operating margin from the Mont Belvieu area NGL fractionation complex decreased $33 million, primarily due to higher operating costs, lower ancillary revenues, and a 21 MBPD decrease in fractionation volumes stemming from plant maintenance and fractionator turnarounds.
Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was $371 million for the third quarter of 2025 compared to $401 million for the third quarter of 2024. Total crude oil pipeline volumes were a record 2.6 million BPD in the third quarter of 2025 compared to 2.5 million BPD in the third quarter of 2024. Total crude oil marine terminal volumes were 720 MBPD in the third quarter of 2025 compared to 910 MBPD in the third quarter of 2024. The following highlight summarizes selected variances within this segment, with results for the third quarter of 2025 as compared to the third quarter of 2024:
•Texas crude oil pipelines, related terminals and other marketing activities (excluding Seaway) decreased $26 million primarily due to lower average sales margins from marketing activities.
Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment was $339 million for the third quarter of 2025 compared to $349 million for the third quarter of 2024. Total natural gas pipeline volumes were a record 21.0 TBtus/d in the third quarter of 2025, an 8 percent increase compared to 19.5 TBtus/d for the same quarter in 2024. The following highlight summarizes selected variances within this segment, with results for the third quarter of 2025 as compared to the third quarter of 2024:
•A $41 million decrease in mark to market earnings from the partnership’s natural gas marketing business more than offset increases in gross operating margin from our Delaware and Midland Basin gathering systems and Texas and Louisiana intrastate pipeline businesses.
Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $370 million for the third quarter of 2025 compared to $363 million for the third quarter of 2024. Total segment pipeline volumes were a record 1.1 million BPD in the third quarter of 2025 compared to 995 MBPD in the third quarter of 2024. Total marine terminal volumes were 347 MBPD in the third quarter of 2025 compared to 286 MBPD for the third quarter of 2024. The following highlight summarizes selected variances within this segment, with results for the third quarter of 2025 as compared to the third quarter of 2024:
•Enterprise’s refined products pipelines and ethylene export businesses generated increases in gross operating margin of $26 million and $11 million, respectively, which were partially offset by lower sales margins in our octane enhancement business and higher operating costs in our propylene business.
Use of Non-GAAP Financial Measures
This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, Adjusted CFFO, FCF, Adjusted FCF, DCF, Operational DCF and Adjusted EBITDA. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems. The partnership’s assets currently include more than 50,000 miles of pipelines; over 300 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.
This press release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions. These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission. If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.
Contacts: Libby Strait, Vice President, Investor Relations, (713) 381-4754
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2025	2024	2025	2024	2025
Revenues	$12,023	$13,775	$38,803	$42,018	$53,004
Costs and expenses:
Operating costs and expenses	10,366	12,033	33,648	36,769	45,924
General and administrative costs	61	61	189	184	249
Total costs and expenses	10,427	12,094	33,837	36,953	46,173
Equity in income of unconsolidated affiliates	90	99	276	302	382
Operating income	1,686	1,780	5,242	5,367	7,213
Other income (expense):
Interest expense	(354)	(343)	(1,026)	(1,006)	(1,372)
Other, net	11	14	27	31	45
Total other expense, net	(343)	(329)	(999)	(975)	(1,327)
Income before income taxes	1,343	1,451	4,243	4,392	5,886
Benefit from (provision for) income taxes	13	(19)	(27)	(55)	(37)
Net income	1,356	1,432	4,216	4,337	5,849
Net income attributable to noncontrolling interests	(17)	(14)	(47)	(56)	(60)
Net income attributable to preferred units	(1)	(1)	(3)	(3)	(4)
Net income attributable to common unitholders	$1,338	$1,417	$4,166	$4,278	$5,785
Per common unit data (fully diluted):
Earnings per common unit	$0.61	$0.65	$1.90	$1.95	$2.64
Average common units outstanding (in millions)	2,186	2,192	2,189	2,193	2,190

Supplemental financial data:
Net cash flow provided by operating activities	$1,738	$2,072	$6,113	$5,757	$8,471
Net cash flow used in investing activities	$1,935	$1,152	$4,256	$3,433	$6,256
Net cash flow provided by (used in) financing activities	$(467)	$319	$(2,263)	$(971)	$(3,456)
Total debt principal outstanding at end of period	$33,897	$32,221	$33,897	$32,221	$33,897

Non-GAAP Distributable Cash Flow (1)	$1,825	$1,957	$5,777	$5,684	$7,932
Non-GAAP Operational Distributable Cash Flow (1)	$1,819	$1,956	$5,742	$5,706	$7,894
Non-GAAP Adjusted EBITDA (2)	$2,405	$2,442	$7,257	$7,300	$9,856
Non-GAAP Adjusted Cash flow from operations (3)	$2,060	$2,108	$6,282	$6,320	$8,583
Non-GAAP Free Cash Flow (4)	$(226)	$907	$1,794	$2,273	$2,187
Non-GAAP Adjusted Free Cash Flow (4)	$96	$943	$1,963	$2,836	$2,299
Gross operating margin by segment:
NGL Pipelines & Services	$1,303	$1,335	$4,018	$4,000	$5,566
Crude Oil Pipelines & Services	371	401	1,148	1,229	1,565
Natural Gas Pipelines & Services	339	349	1,113	954	1,436
Petrochemical & Refined Products Services	370	363	1,039	1,199	1,387
Total segment gross operating margin (5)	2,383	2,448	7,318	7,382	9,954
Net adjustment for shipper make-up rights (6)	2	6	(25)	(26)	(33)
Non-GAAP total gross operating margin (7)	$2,385	$2,454	$7,293	$7,356	$9,921

(1)See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(2)See Exhibit G for reconciliation to GAAP net cash flow provided by operating activities.
(3)See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(4)See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(5)Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(6)Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.
(7)See Exhibit H for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2025	2024	2025	2024	2025
Selected operating data:(1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	4,694	4,303	4,570	4,296	4,631
NGL marine terminal volumes (MBPD)	908	887	947	886	962
NGL fractionation volumes (MBPD)	1,636	1,662	1,650	1,661	1,660
Equity NGL-equivalent production volumes (MBPD) (2)	225	204	221	203	217
Fee-based natural gas processing volumes (MMcf/d) (3,4)	7,454	6,850	7,303	6,617	7,245
Natural gas processing inlet volumes (MMcf/d) (5)	8,057	7,624	7,849	7,428	7,805
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,631	2,537	2,581	2,507	2,585
Crude oil marine terminal volumes (MBPD)	720	910	757	992	777
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (6)	21,027	19,517	20,583	19,057	20,418
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	119	124	117	112	116
Butane isomerization volumes (MBPD)	123	116	120	117	120
Standalone DIB processing volumes (MBPD)	196	191	190	199	191
Octane enhancement and related plant sales volumes (MBPD) (7)	41	37	42	37	40
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	1,056	995	1,003	942	995
Refined products and petrochemicals marine terminal volumes (MBPD) (8)	347	286	329	333	324
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	8,381	7,835	8,154	7,745	8,211
Natural gas pipeline transportation volumes (BBtus/d)	21,027	19,517	20,583	19,057	20,418
Equivalent pipeline transportation volumes (MBPD) (9)	13,914	12,971	13,571	12,760	13,584
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,975	2,083	2,033	2,211	2,063

(1)Operating rates are calculated based on total volumes divided by the number of calendar days during the applicable period. Total volumes, which include volumes for newly constructed assets from the related in-service date and for recently purchased assets from the related acquisition date, reflect volumes for assets owned by consolidated entities on a 100% basis and volumes for assets owned by our unconsolidated affiliates net to our ownership interest.
(2)Primarily represents the NGL and condensate volumes we earn and take title to in connection with our processing activities. The total equity NGL-equivalent production volumes also include residue natural gas volumes from our natural gas processing business.
(3)Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)Natural gas processing inlet volumes is an operational measure representing the physical, unprocessed rich natural gas passing through meters located at or near the inlet of our natural gas processing plants or at the wellhead for all natural gas processing facilities that we operate. Substantially all natural gas processing inlet volumes are processed under service contracts that are either fee-based, commodity-based or a combination of both. Natural gas processing inlet volumes are reflected in “Fee-based natural gas processing volumes” for volumes processed under fee-based service contracts, “Equity NGL-equivalent production volumes” for volumes processed under commodity-based service contracts or both of the aforementioned categories for volumes processed under service contracts that have both fee and commodity-based terms.
(6)“BBtus/d” means billion British thermal units per day.
(7)Reflects aggregate sales volumes for our octane enhancement and isobutane dehydrogenation (“iBDH”) facilities located at our Mont Belvieu area complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.
(8)In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal.
(9)Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

	Natural Gas, $/MMBtu	Ethane, $/gallon	Propane, $/gallon	Normal Butane, $/gallon	Isobutane, $/gallon	Natural Gasoline, $/gallon	Polymer Grade Propylene, $/pound	Refinery Grade Propylene, $/pound
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)
2024 by quarter:
1st Quarter	$2.25	$0.19	$0.84	$1.03	$1.14	$1.54	$0.55	$0.18
2nd Quarter	$1.89	$0.19	$0.75	$0.90	$1.26	$1.55	$0.47	$0.21
3rd Quarter	$2.15	$0.16	$0.73	$0.97	$1.08	$1.48	$0.53	$0.28
4th Quarter	$2.79	$0.22	$0.78	$1.13	$1.12	$1.50	$0.42	$0.24
2024 Averages	$2.27	$0.19	$0.78	$1.01	$1.15	$1.52	$0.49	$0.23

2025 by quarter:
1st Quarter	$3.65	$0.27	$0.90	$1.06	$1.07	$1.53	$0.45	$0.33
2nd Quarter	$3.44	$0.24	$0.78	$0.88	$0.93	$1.32	$0.38	$0.30
3rd Quarter	$3.07	$0.23	$0.69	$0.86	$0.92	$1.30	$0.36	$0.28
2025 Averages	$3.39	$0.25	$0.79	$0.93	$0.97	$1.38	$0.40	$0.30

(1)Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service, which is a division of Dow Jones.
(3)Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Markit (“IHS”), which is a division of S&P Global, Inc. Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS.

	WTI Crude Oil, $/barrel	Midland Crude Oil, $/barrel	Houston Crude Oil, $/barrel
	(1)	(2)	(2)
2024 by quarter:
1st Quarter	$76.96	$78.55	$78.85
2nd Quarter	$80.57	$81.73	$82.33
3rd Quarter	$75.10	$75.96	$76.51
4th Quarter	$70.27	$71.19	$71.72
2024 Averages	$75.73	$76.86	$77.35

2025 by quarter:
1st Quarter	$71.42	$72.52	$72.81
2nd Quarter	$63.87	$64.42	$64.65
3rd Quarter	$64.93	$65.76	$66.09
2025 Averages	$66.74	$67.57	$67.85

(1)West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.56 per gallon during the third quarter of 2025 versus $0.57 per gallon during the third quarter of 2024. Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices. An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities. The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.	Exhibit D
Free Cash Flow and Adjusted Free Cash Flow – UNAUDITED
($ in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Free Cash Flow (“FCF”) and Adjusted FCF
Net cash flow provided by operating activities (GAAP)	$1,738	$2,072	$6,113	$5,757
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Net cash flow used in investing activities	(1,935)	(1,152)	(4,256)	(3,433)
Cash contributions from noncontrolling interests	–	8	5	33
Cash distributions paid to noncontrolling interests	(29)	(21)	(68)	(84)
FCF (non-GAAP)	$(226)	$907	$1,794	$2,273
Net effect of changes in operating accounts, as applicable	322	36	169	563
Adjusted FCF (non-GAAP)	$96	$943	$1,963	$2,836

	For the Twelve Months Ended September 30,
	2025	2024
Net cash flow provided by operating activities (GAAP)	$8,471	$8,123
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Net cash flow used in investing activities	(6,256)	(4,410)
Cash contributions from noncontrolling interests	62	52
Cash distributions paid to noncontrolling interests	(90)	(123)
FCF (non-GAAP)	$2,187	$3,642
Net effect of changes in operating accounts, as applicable	112	412
Adjusted FCF (non-GAAP)	$2,299	$4,054

FCF is a non-GAAP measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines. Additionally, Adjusted FCF is a non-GAAP measure of how much cash a business generates, excluding the net effect of changes in operating accounts, after accounting for capital expenditures. We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions. We believe that Adjusted FCF is also important to traditional investors for the same reasons as FCF, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period. Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF and Adjusted FCF appropriately reflect the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.	Exhibit E
Adjusted cash flow from operations – UNAUDITED
($ in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Adjusted cash flow from operations (“Adjusted CFFO”)
Net cash flow provided by operating activities (GAAP)	$1,738	$2,072	$6,113	$5,757
Adjustments to reconcile net cash flow provided by operating activities to Adjusted cash flow from operations (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	322	36	169	563
Adjusted CFFO (non-GAAP)	$2,060	$2,108	$6,282	$6,320

	For the Twelve Months Ended September 30,
	2025	2024
Net cash flow provided by operating activities (GAAP)	$8,471	$8,123
Adjustments to reconcile net cash flow provided by operating activities to Adjusted cash flow from operations (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	112	412
Adjusted CFFO (non-GAAP)	$8,583	$8,535

Adjusted CFFO is a non-GAAP measure that represents net cash flow provided by operating activities before the net effect of changes in operating accounts. We believe that it is important to consider this non-GAAP measure as it can often be a better way to measure the amount of cash generated from our operations that can be used to fund our capital investments or return value to our investors through cash distributions and buybacks, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.

Enterprise Products Partners L.P.	Exhibit F
Distributable Cash Flow and Operational Distributable Cash Flow – UNAUDITED
($ in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2025	2024	2025	2024	2025
Distributable Cash Flow (“DCF”) and Operational DCF
Net income attributable to common unitholders (GAAP)	$1,338	$1,417	$4,166	$4,278	$5,785
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses (1)	660	618	1,939	1,845	2,567
Cash distributions received from unconsolidated affiliates	112	124	336	367	452
Equity in income of unconsolidated affiliates	(90)	(99)	(276)	(302)	(382)
Asset impairment charges	17	27	38	51	44
Change in fair market value of derivative instruments	34	(3)	24	(11)	15
Deferred income tax expense (benefit)	(17)	9	(1)	23	21
Sustaining capital expenditures (2)	(198)	(129)	(417)	(554)	(530)
Other, net	(37)	(8)	(67)	9	(78)
Operational DCF (non-GAAP)	1,819	1,956	5,742	5,706	7,894
Proceeds from asset sales and other matters	6	5	21	11	24
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	(4)	14	(33)	14
DCF (non-GAAP)	$1,825	$1,957	$5,777	$5,684	$7,932
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(322)	(36)	(169)	(563)	(112)
Sustaining capital expenditures	198	129	417	554	530
Other, net	37	22	88	82	121
Net cash flow provided by operating activities (GAAP)	$1,738	$2,072	$6,113	$5,757	$8,471

(1)Excludes amortization of finance lease right-of-use assets, which are a component of DCF.
(2)Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.
DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions. DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.
Operational DCF, which is defined as DCF excluding the impact of proceeds from asset sales and other matters and monetization of interest rate derivative instruments, is a supplemental non-GAAP liquidity measure that quantifies the portion of cash available for distribution to common unitholders that was generated from our normal operations. We believe that it is important to consider this non-GAAP measure as it provides an enhanced perspective of our assets’ ability to generate cash flows without regard for certain items that do not reflect our core operations.
The GAAP measure most directly comparable to DCF and Operational DCF is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit G
Adjusted EBITDA - UNAUDITED
($ in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2025	2024	2025	2024	2025
Net income (GAAP)	$1,356	$1,432	$4,216	$4,337	$5,849
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	639	599	1,879	1,792	2,485
Interest expense, including related amortization	354	343	1,026	1,006	1,372
Cash distributions received from unconsolidated affiliates	112	124	336	367	452
Equity in income of unconsolidated affiliates	(90)	(99)	(276)	(302)	(382)
Asset impairment charges	17	27	38	51	44
Provision for (benefit from) income taxes	(13)	19	27	55	37
Change in fair market value of commodity derivative instruments	34	(3)	24	(11)	15
Other, net	(4)	–	(13)	5	(16)
Adjusted EBITDA (non-GAAP)	2,405	2,442	7,257	7,300	9,856
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(354)	(343)	(1,026)	(1,006)	(1,372)
Deferred income tax expense (benefit)	(17)	9	(1)	23	21
Benefit from (provision for) income taxes	13	(19)	(27)	(55)	(37)
Net effect of changes in operating accounts, as applicable	(322)	(36)	(169)	(563)	(112)
Other, net	13	19	79	58	115
Net cash flow provided by operating activities (GAAP)	$1,738	$2,072	$6,113	$5,757	$8,471

(1)Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.
Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit H
Gross Operating Margin – UNAUDITED
($ in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2025	2024	2025	2024	2025
Total gross operating margin (non-GAAP)	$2,385	$2,454	$7,293	$7,356	$9,921
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(625)	(586)	(1,837)	(1,749)	(2,431)
Asset impairment charges in operating costs and expenses	(17)	(27)	(38)	(51)	(44)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	4	–	13	(5)	16
General and administrative costs	(61)	(61)	(189)	(184)	(249)
Total operating income (GAAP)	$1,686	$1,780	$5,242	$5,367	$7,213

(1)Excludes amortization of major maintenance costs for reaction-based plants and amortization of finance lease right-of-use assets, which are components of gross operating margin.
We evaluate segment performance based on our financial measure of gross operating margin. Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.
The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants and amortization of finance lease right-of-use assets), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs. Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges. Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests. The GAAP financial measure most directly comparable to total gross operating margin is operating income.
Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (6) to Exhibit A of this press release.

Enterprise Products Partners L.P.	Exhibit I
Other Information – UNAUDITED
($ in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2025	2024	2025	2024	2025
Capital investments:
Capital expenditures	$1,375	$1,174	$3,736	$3,485	$4,795
Cash used for asset acquisitions	583	–	583	–	583
Cash used for business combinations, net of cash received	–	–	–	–	949
Investments in unconsolidated affiliates	–	–	1	–	1
Other investing activities	4	8	13	23	21
Total capital investments	$1,962	$1,182	$4,333	$3,508	$6,349

The following table summarizes the mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2025	2024	2025	2024	2025
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$16	$(3)	$(5)	$(10)	$(3)
Crude Oil Pipelines & Services	(6)	5	(3)	17	1
Natural Gas Pipelines & Services	(40)	1	(15)	2	(12)
Petrochemical & Refined Products Services	(4)	–	(1)	2	(1)
Total mark-to-market impact on gross operating margin	$(34)	$3	$(24)	$11	$(15)